Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of New England Business Service, Inc. on Form S-8 pertaining to the 401(k) Plan for Employees of New England Business Service, Inc., of our reports dated July 31, 2001 and June 8, 2001, appearing in the Annual Report on Form 10-K of New England Business Service, Inc. for the year ended June 30, 2001 and in the Annual Report on Form 11-K of the 401(k) Plan for Employees of New England Business Service, Inc., for the period from June 25, 2000 through December 31, 2000, respectively.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 22, 2002

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